NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES ENTRY INTO LOUISIANA
OIL FOCUSED JOINT VENTURE; UPDATES OPERATIONS AND HEDGES

LAFAYETTE, LA – June 30, 2014 - PetroQuest Energy, Inc. (NYSE: PQ) today announced that it has entered into an oil focused joint venture in Louisiana with Midstates Petroleum Company, Inc. (NYSE: MPO) (the “JV”). Under the terms of the JV, the Company has acquired a 50% interest in Midstates’ Fleetwood project for an aggregate purchase price of $24 million. The purchase price is comprised of $10 million in cash ($3 million paid at closing and $7 million due in January 2015) and $14 million in future drilling, completion and lease acquisition costs.  The Company plans to drill two wells within the project area during 2014.

The assets acquired under the JV include an average 37% working interest in an approximately 30,000 acre leasehold position in Louisiana.  In addition, the Company obtained exclusive rights, along with Midstates, to a 200 square mile proprietary 3D survey which has generated several conventional and shallow non-conventional oil focused prospects.  The Company will serve as operator of all but one of the drilling projects, and will work closely with Midstates to develop these Lower Oligocene and Eocene oil reservoirs.

The Company expects to spud its first prospect “Widgeon” in August of 2014 with a 25% working interest.  The Company plans to utilize horizontal drilling to develop the oil-focused Cockfield formation that has been successfully tested through 13 nearby vertical wells. The Company expects these 13 vertical wells will ultimately produce on average approximately 80,000 barrels of oil per well.

In addition, the Company expects to participate in a four way anticline Lower Wilcox prospect “Mallard” in October of 2014. The Company estimates unrisked reserve potential of 1,885 MBoe in this test (25% WI).

Operations Update
The Company recently completed its PQ #12 (NRI - 80%) horizontal Cotton Valley well. The PQ #12 well achieved a maximum 24-hour gross rate of 8,450 Mcf of gas, 530 barrels of natural gas liquids and 39 barrels of oil. The initial rate of PQ #12 now represents the highest initial rate from a Company drilled horizontal Cotton Valley well, exceeding the previous record rate established by PQ #10 which was reported in June 2014.

Additional completion operations are ongoing in the Company’s Woodford Shale and Cotton Valley formations and are expected to be reported in the upcoming earnings release.

Hedging Update
The Company recently initiated the following commodity hedging transaction:

Production Period	Type	Daily Volumes	Price
NGL (Natural Gasoline):
July 2014 - Dec 2014	Swap	100 Bbls	$91.56

Capital Expenditure Guidance
Prior to the JV, the Company forecasted that its 2014 capital expenditures would have been approximately $140-$150 million. The Company expects to incur approximately $10 million of cash capital expenditures during 2014 in connection with the JV. In addition, the Company expects to accrue during 2014 approximately $17.5 million of non-cash capital expenditures associated with the remaining JV purchase price which is expected to be paid during 2015. As a result of the JV, the Company is revising its 2014 capital expenditure guidance to $170-$180 million.

Management’s Comment
“PetroQuest team members, including myself, have significant experience levels in this trend and have been directly involved in large Wilcox/Eocene oil discoveries.” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “The opportunity to combine our resource project expertise of horizontal drilling and hydraulic fracturing, on another substantial acreage footprint like our tight sands horizontal Cotton Valley trend, draws us to this area.”

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Texas, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among those risks, trends and uncertainties are our ability to integrate our acquisitions with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the integration of the acquisitions, our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business.  In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.